Exhibit 23(ii)

                                JACKSON & KELLY
                        1600 LAIDLEY TOWER, P.O. BOX 553
                        CHARLESTON, WEST VIRGINIA 25322

                                ----------------

                               February 27, 1998


Virginia Electric and Power Company
Richmond, Virginia 23261

Ladies & Gentlemen:

        We hereby consent to the statements made in respect to our firm under the caption "EXPERTS" appearing in the Registration Statement on Form S-3 (and the prospectus included therein) of Virginia Electric and Power Company to be filed on or about February 27, 1998, with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, for registration of up to $375 million aggregate principal amount of its Debt Securities.

                                        Very truly yours,

                                        JACKSON & KELLY